Exhibit 10.28
FIRST AMENDMENT TO LEASE
(CARBO Ceramics — Energy Center II)
     THIS FIRST AMENDMENT TO LEASE (“Amendment”) is dated effective and for identification purposes as of January 15, 2010, and is made by and between I-10 EC CORRIDOR #2 LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and CARBO CERAMICS INC., a Delaware corporation (“Tenant”).
RECITALS:
     WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated January 20, 2009 (“Lease”), pertaining to the premises currently comprised of a total of approximately 22,159 rentable square feet of space, commonly referred to as Suite 300 (“Original Premises”), of 575 North Dairy Ashford, Houston, Texas 77079 (“Building”); and
     WHEREAS, Tenant has exercised its Right of Refusal under Section 3 of the Rider to the Lease, and Tenant has no further rights pursuant to such section;
     WHEREAS, Landlord and Tenant desire to enter into this Amendment to expand the Original Premises as a consequence of Tenant exercising its Right of Refusal and provide for certain other matters as more fully set forth herein;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein the receipt and sufficiency of which are hereby acknowledged and confessed, the parties agree that the Lease shall be amended in accordance with the terms and conditions set forth below.
     1. Definitions. The capitalized terms used herein shall have the same definition as set forth in the Lease, unless otherwise defined herein.
     2. Expansion.
          (a) Expansion Premises. The term “Expansion Premises” is hereby defined to be and to mean that certain space located on the 3rd floor of the Building consisting of approximately 5,100 rentable square feet of space (which is the final agreement of the parties and not subject to adjustment), as outlined on Exhibit A, attached hereto and incorporated herein by this reference. Accordingly, effective as of the Expansion Commencement Date, the Premises, as expanded, shall be deemed to consist of a collective total of approximately 27,259 rentable square feet of space.
          (b) Expansion Commencement Date. The term “Expansion Commencement Date” is hereby defined to be and to mean the earlier of (i) April 15, 2010 or (ii) the date on which Tenant initially performs normal business operations from the Expansion Premises. If Tenant is allowed to occupy, use, work in or otherwise enter the Expansion Premises prior to the applicable Expansion Commencement Date, the terms and conditions of the Lease as hereby amended shall apply, except that Tenant shall not be required to pay rent and other expenses for Building-standard services for any period(s) prior to the applicable Expansion Commencement Date for the Expansion Premises.
          (c) Expansion Term. The term “Expansion Term” is hereby defined to be and to mean that period of time commencing on the Expansion Commencement Date and expiring contemporaneously with the Lease on the Expiration Date, as defined in Section 1.11 of the Lease.
          (d) Acceptance. Effective on the Expansion Commencement Date, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions set forth in the Lease and herein, the Expansion Premises. Tenant shall accept the Expansion Premises in its present “as is” condition, provided that Landlord shall delivery the Expansion Premises substantially consistent with Exhibit C-3 of the original Lease. Tenant shall complete the work set forth in the Work Letter, attached hereto as Exhibit B and incorporated herein by this reference.
          (e) Expansion Allowance. Landlord shall provide to Tenant an allowance equal to the lesser of (i) Two Hundred Four Thousand and No/100 Dollars ($204,000.00) (i.e., $40.00 per rentable square foot of space within the Expansion Premises), or (ii) the actual cost of Tenant Improvements, as such term is defined in Work Letter (the “Expansion Allowance”). The Expansion Allowance is subject to and shall be paid by Landlord pursuant to the terms and conditions of Exhibit B. Notwithstanding anything to the contrary contained herein, Tenant may elect to use the Expansion Allowance at any time prior to May 1, 2011 (provided that the final Draw Request, as set forth in Section 10(b) of Exhibit B is delivered to Landlord on or before such date).
     3. Base Rent. Tenant shall pay to Landlord Base Rent for the Expansion Premises, which shall be payable in monthly installments as follows:

	Annual	Expansion Premises		Original Premises	Total
Dates	Rate/RSF	Monthly Installment		Monthly Installment	Monthly Installment
05/01/10 — 06/30/10	$22.25	$0.00	*	$41,086.48	$41,086.48
07/01/10 — 10/31/10	$22.75	$0.00	*	$42,009.77	$42,009.77
11/01/10 — 06/30/11	$22.75	$9,668.75		$42,009.77	$51,678.52
07/01/11 — 06/30/12	$23.25	$9,881.25		$42,933.06	$52,814.31
07/01/12 — 06/30/13	$23.75	$10,093.75		$43,856.35	$53,950.10
07/01/13 — 06/30/14	$24.25	$10,306.25		$44,779.65	$55,085.90
07/01/14 — 06/30/15	$24.75	$10,518.75		$45,702.94	$56,221.69
07/01/15 — 06/30/16	$25.25	$10,731.25		$46,626.23	$57,357.48

*	Base Rent, Parking Rent and Tenant’s Proportionate Share of Operating Expenses and Taxes applicable to the Expansion Premises shall be abated for the six (6) month period beginning on the Expansion Commencement Date. Such abatement shall not apply to any amounts applicable to the Original Premises or to any other amounts payable under the Lease, including, without limitation, any overtime HVAC or separately metered utilities. In the event that the Expansion Commencement Date is other than the first day of a calendar month, the first and last months of the abatement period shall be prorated and the partial month shall be added to Month 7. Landlord and Tenant agree that the abatement of rental and other payments contained in this Section is conditional and is made by Landlord in reliance upon Tenant’s faithful and continued performance of the terms, conditions and covenants of this Lease and the payment of all monies due Landlord hereunder. In the event that Tenant defaults under the terms and conditions of the Lease, then the unamortized portion of all conditionally abated rental shall become fully liquidated and immediately due and payable (without limitation and in addition to any and all other rights and remedies available to Landlord provided herein or at law and in equity).
Except as otherwise expressly set forth herein, Base Rent shall be payable pursuant to the terms and conditions of Section 4 of the Lease.

     4. Tenant’s Proportionate Share. Beginning on the Expansion Commencement Date, Tenant’s Proportionate Share, as defined in Section 1.13 of the Lease, shall be increased from 7.251% to 8.920%, subject to the abatement of Operating Expenses and Taxes for the Expansion Premises as set forth in Section 3 above.
     5. Tenant’s Parking Spaces. The number of Tenant’s Parking Spaces, as defined in Section 1.18 of the Lease, shall be increased by twenty (20) spaces on the Expansion Commencement Date. Accordingly, the total number of Tenant’s Parking Spaces shall be increased to 109 spaces. None of the additional Parking Spaces shall be assigned or reserved; provided, however, that Tenant shall have the right to convert twenty percent (20%) of such additional Parking Spaces (e.g., four (4) of the Parking Spaces attributable to the Expansion Premises) to reserved Parking Spaces upon thirty (30) days’ prior written notice to Landlord at no additional charge during the initial Lease Term, the location of which shall be reasonably determined by Landlord following consultation with Tenant.
     6. Extension Option. Tenant shall have the right to extend the Lease for the entire Premises (as expanded) pursuant to the Extension Option set forth in Section 2 of the Rider to Lease.
     7. Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not dealt with any real estate brokers or leasing agents, except CB Richard Ellis, Inc. and Studley, Inc. (collectively, “Brokers”), in the negotiation of this Amendment, and that no commissions are payable to any party claiming through Tenant as a result of the consummation of the transaction contemplated by this Amendment, except to Brokers, if applicable. Tenant hereby agrees to indemnify and hold Landlord harmless from any and all loss, costs, damages or expenses, including, without limitation, all attorneys’ fees and disbursements by reason of any claim of or liability to any other broker, agent, entity or person claiming through Tenant (other than Brokers) and arising out of or in connection with the negotiation and execution of this Amendment.
     8. Miscellaneous. With the exception of those matters set forth in this Amendment, Tenant’s leasing of the Premises shall be subject to all terms, covenants and conditions of the Lease. In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control and govern. Except as expressly modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed. The parties acknowledge that the Lease is a valid and enforceable agreement and that Tenant holds no claims against Landlord or its agents which might serve as the basis of any other set-off against accruing rent and other charges or any other remedy at law or in equity.
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     IN WITNESS WHEREOF, the foregoing First Amendment to Lease is dated effective as of the date and year first written above.

LANDLORD:
I-10 EC CORRIDOR #2 LIMITED PARTNERSHIP, a Delaware limited partnership
By:	TC HOUSTON, INC., a Delaware corporation, Managing Partner

By:	/s/ W. Aaron Thielhorn		Date:	January 29, 2010

	Name:	W. Aaron Thielhorn

	Title:	Vice President

TENANT:
CARBO CERAMICS INC.,
a Delaware corporation

By:	/s/ Gary A. Kolstad		Date:	January 25, 2010

	Name:	Gary A. Kolstad

	Title:	Chief Executive Officer

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